EXHIBIT 99.1

Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

American Healthcare Investors Negotiates Unsecured Credit Facilities of
up to $1 Billion on Behalf of Griffin-American Healthcare REIT III

IRVINE, Calif. (Feb. 9, 2016) - American Healthcare Investors, LLC and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT and certain of its subsidiaries have entered into credit facilities totaling $500 million with Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arranger and sole bookrunner. Bank of America, N.A. will serve as administrative agent, a swing line lender and a letter of credit issuer, while KeyBank, National Association will serve as syndication agent, a swing line lender and a letter of credit issuer. KeyBanc Capital Markets and Citizens Bank, National Association will also serve as joint lead arrangers, with a syndicate of financial institutions participating, including: Fifth Third Bank, an Ohio Banking Corporation and The Huntington National Bank.

The credit facilities are comprised of a revolving line of credit with an aggregate maximum principal amount of $300 million and a term loan credit facility in the maximum principal amount of $200 million. The maximum principal amount of the credit facilities may be increased up to $1 billion in the aggregate upon meeting certain conditions. The credit facilities may be utilized to acquire, finance or re-finance properties, as well as for other corporate purposes.

“Thanks in part to lending partners like Bank of America, N.A., KeyBank, National Association and the other lender parties to these new credit facilities, Griffin-American Healthcare REIT III is equipped to continue our efficient portfolio expansion on behalf of our investors,” said Jeff Hanson, a managing director of American Healthcare Investors and chairman and chief executive officer of Griffin-American Healthcare REIT III.

The credit facilities mature on Feb. 3, 2019, but may be extended for one 12-month period by Griffin-American Healthcare REIT III upon the satisfaction of certain conditions. Prior to such time as the REIT or its operating partnership shall have obtained two investment grade ratings, draws under the facilities bear interest at per annum rates equal to, at the option of the REIT’s operating partnership (1) the Eurodollar Rate plus, in the case of revolving loans, a margin ranging from 1.55 percent to 2.20 percent per annum based on the REIT’s and its consolidated subsidiaries’ consolidated leverage ratio and in the case of term loans, a margin ranging from 1.50 percent to 2.10 percent per annum based on the REIT’s and its consolidated subsidiaries’ consolidated leverage ratio, or (2) the greater of Bank of America’s prime rate, the Federal Funds Rate plus 0.50 percent per annum, the one-month Eurodollar Rate plus 1.00 percent per annum and zero percent, plus, in the case of revolving loans, a margin ranging from 0.55 percent to 1.20 percent per annum based on the REIT’s and its consolidated subsidiaries’ consolidated leverage ratio and, in the case of term loans, a margin ranging from 0.50 percent to 1.10 percent per annum based on the REIT’s and its consolidated subsidiaries’ consolidated leverage ratio. After such time as the REIT or its operating partnership shall have obtained two investment grade ratings, at the REIT’s operating partnership’s election, draws under the facilities may be subject to lower rates based on the REIT’s or its operating partnership’s debt ratings.

As of Feb. 1, 2016, Griffin-American Healthcare REIT III has acquired a diversified portfolio of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior care campuses totaling approximately 176 buildings, two collateralized notes receivable and a commercial mortgage-backed debt security for an aggregate purchase price of approximately $2.1 billion.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees a 29 million-square-foot portfolio valued at approximately $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of Feb. 1, 2016, this international portfolio includes approximately 590 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior care campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $23 billion in aggregate acquisition and disposition transactions, approximately $13 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with our taxable year ended December 31, 2014, and intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital Corporation, or Griffin Capital, is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22.0 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 53.5 million square feet of space since 1995. As of January 26, 2016, Griffin Capital and its affiliates manage, sponsor and/or co-sponsor a portfolio consisting of approximately 36.6 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This release contains certain forward-looking statements, including statements with respect to the company's ability to increase the credit facilities to up to $1 billion and its ability to efficiently expand its portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the company’s ability to meet certain conditions under the credit agreement; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.